Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 4 to the Registration Statement (Form F-1 No. 333-262940) on Form F-3 and related Prospectus of Codere Online Luxembourg, S.A. for the registration of 8,034,500 of its Ordinary Shares and 37,000 of its Parent Warrants and to the incorporation by reference therein of our report dated April 29, 2022, with respect to the Consolidated and Combined Carve-out financial statements of Codere Online Luxembourg, S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, S.L.

Madrid, Spain

December 29, 2022